EXHIBIT 10.5

FORM OF

EMPLOYEE BENEFITS AGREEMENT

BETWEEN EMC CORPORATION AND

VMWARE, INC.

EMPLOYEE BENEFITS AGREEMENT

This EMPLOYEE BENEFITS AGREEMENT, dated as of June [    ], 2007, is between EMC Corporation, a Massachusetts corporation (“EMC”), and VMware, Inc., a Delaware corporation and a wholly owned subsidiary of EMC (“VMware”).

WHEREAS, EMC is the beneficial owner of all the issued and outstanding common stock of VMware;

WHEREAS, EMC, through VMware, is engaged in the business of virtual infrastructure technology (the “VMware Business”), as more completely described in a Registration Statement on Form S-1 (File No. [    ]) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act, as amended (the “IPO Registration Statement”);

WHEREAS, EMC and VMware currently contemplate that VMware will make an initial public offering (“IPO”) pursuant to the aforementioned Registration Statement; and

WHEREAS, in furtherance of the foregoing, EMC and VMware have entered into a Master Transaction Agreement, dated as of [                    ], 2007 (the “Master Transaction Agreement”), and other specific agreements that will govern certain matters relating to the IPO and the relationship of EMC, VMware, and their respective Affiliated Companies following the IPO; and

WHEREAS, EMC and VMware have agreed to provide for the allocation between them of assets, liabilities, and responsibilities with respect to certain employees and employee compensation and benefit plans, programs and matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, EMC and VMware mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following terms shall have meanings set forth in this Section 1. Capitalized terms used but not defined herein shall have the meaning set forth in the Master Transaction Agreement:

1.1	“Agreement” means this Employee Benefits Agreement.

1.2	“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.3	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax law, and the regulations promulgated thereunder.

1.4	“EMC” is defined in the recitals to this Agreement.

1.5	“EMC Employee” means any individual who, as of the IPO Date, is either actively employed by or then on a leave of absence from EMC or an EMC Entity, but does not include any EMC Transferee or any VMware Employee.

1.6	“EMC Entity” means any entity that is, at the time relevant to the applicable provision of this Agreement, an Affiliated Company of EMC, except that, for periods beginning as of the IPO Date, the term “EMC Entity” shall not include VMware or a VMware Entity.

1.7	“EMC Plan” means any plan, policy, program, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, to the extent amended from time to time, other than a VMware Plan, for which the eligible classes of participants include employees or former employees of EMC or an EMC Entity.

1.8	“EMC Savings Plan” means the EMC Corporation 401(k) Savings Plan.

1.9	“EMC Transferees” means the individuals whose names are set forth on Schedule A hereto, as such list may be amended from time to time by mutual agreement of the parties.

1.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

1.11	“Exchange Offer” means the exchange offer that will enable VMware Employees to exchange their outstanding equity awards granted under EMC’s equity incentive plans for equity awards to be granted under the 2007 Plan (as hereinafter defined).

1.12	“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

1.13	“Participating Company” means (a) EMC, (b) any Person (other than an individual) that EMC has approved as a participating employer or sponsor, and which is participating in an EMC Plan, and (c) any Person (other than an individual) which, by the terms of such plan, participates in such EMC Plan.

1.14	“VMware Employee” means any individual who, as of the IPO Date, is either actively employed by or then on a leave of absence from VMware or a VMware Entity.

1.15	“VMware Entity” means VMware and any subsidiary of VMware.

1.16	“VMware 401(k) Plan” means a qualified 401(k) savings plan sponsored by VMware.

1.17	“VMware Plan” means any plan, policy, program, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, as amended from time to time, for which the eligible classes of participants are limited to employees or former employees of VMware or a VMware Entity, including the VMware Revenue and Profit Contribution Plan and the VMware Management by Objectives Plan.

1.18	“U.S. Health or Welfare Benefit Plan” means any of the employee benefit plans and programs set forth on Schedule B hereto.

ARTICLE II

GENERAL PRINCIPLES

2.1	Assumption and Retention of Liabilities by VMware. As of the IPO Date, and except as otherwise explicitly provided herein, VMware shall retain or assume and agree to pay, perform, fulfill, and discharge, as the case may be, (i) all Liabilities under VMware Plans, (ii) all employment or service-related Liabilities with respect to (A) all VMware Employees (and their dependents and beneficiaries) for all periods of employment with VMware or a VMware Entity, (B) all former employees of VMware or a VMware Entity (and their dependents and beneficiaries) for all periods of employment with VMware or a VMware Entity, and (C) any Person or individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other similar direct contractual relationship with VMware or a VMware Entity.

2.2	Assumption and Retention of Liabilities by EMC. Except as otherwise explicitly provided herein, EMC shall retain and agree to pay, perform, fulfill and discharge, as the case may be (i) all Liabilities under the EMC Plans, (ii) all employment or service-related Liabilities with respect to (A) all EMC Employees (and their dependents and beneficiaries), (B) all former employees of EMC or an EMC Entity, (C) all EMC Transferees until such time as their employment is transferred to VMware or a VMware Entity pursuant to the provisions of Section 2.4 hereof, and (D) any Person who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or non-payroll worker or in any other contractual relationship with EMC or an EMC Entity.

2.3	Terms of Participation by VMware Employees in VMware Plans. To the extent applicable, EMC and VMware shall adopt, or cause to be adopted, all reasonable and necessary plan amendments and procedures to prevent the IPO from being deemed to be a termination of employment for purposes of any EMC Plan or any VMware Plan.

2.4	EMC Transferees. No EMC Transferee shall become an employee of VMware or a VMware Entity unless and until such time as EMC and VMware agree to effect a transfer of employment and agree upon the terms and conditions thereof, including the allocation of all assets, Liabilities and obligations, all of which shall be set forth in a separate written agreement covering such EMC Transferees. Unless and until such time as a transfer of employment is mutually agreed upon, EMC will continue to employ and compensate the EMC Transferees in the same manner and to the same extent as prior to the IPO Date, and VMware or a VMware Entity shall continue to compensate EMC for such services in the same manner and to the same extent as immediately prior to the IPO Date, subject to the existing arrangements in effect with respect to such EMC Transferees. At VMware’s request, EMC shall engage in the hiring or engaging the services of employees after the IPO Date to provide services in accordance with the same procedures and arrangements as in effect immediately prior to the IPO Date and VMware shall continue to reimburse EMC for such services in accordance with such procedures and arrangements or upon terms and conditions substantially similar thereto in those jurisdictions where EMC and VMware do not have existing arrangements in place as of the IPO Date, as the case may be. Any such individuals hired by EMC or an EMC Entity after the IPO Date shall be added from time to time to the list of EMC Transferees set forth in Schedule A hereto.

2.5	Continuation of Independent Contractor Arrangements. Unless otherwise requested by VMware, EMC shall continue to maintain (and renew if necessary) all agreements and arrangements with independent contractors and consultants who directly or indirectly provide services for VMware or a VMware Entity, and VMware shall continue to pay or reimburse EMC for the cost of such services in the ordinary course in accordance with the procedures and arrangements used by the parties immediately prior to the IPO Date. After the IPO Date, VMware may request EMC to transfer or assign one or more of such arrangements or agreements to VMware or a VMware Entity, in which case the parties shall mutually agree upon the terms of any such transfer or assignment at such time.

ARTICLE III

DEFINED CONTRIBUTION PLAN

3.1	VMware 401(k) Plan.

(a)	VMware, Inc. 401(k) Savings Plan and Trust. In no event later than 180 days following the IPO Date (the “Implementation Date”), VMware shall adopt a defined contribution savings plan qualified under Section 401(a) of the Code and establish a related trust exempt from taxation under Section 501(a) of the Code. Until the completion of the transfer of employee accounts pursuant to Section 3.1(b) hereof, all eligible VMware Employees shall continue to be entitled to participate in the EMC Savings Plan on the same terms and conditions as in effect immediately prior to the IPO Date and any employees hired by VMware or a VMware Entity after the IPO Date but prior to the Implementation Date shall be permitted to participate in the EMC Savings Plan in accordance with the terms thereof.

(b)

Assumption of Liabilities and Transfer of Assets. EMC and VMware shall use reasonable best efforts to cause, in the manner described herein, the accounts under the EMC Savings Plan of each eligible current VMware Employee to be transferred to the VMware 401(k) Plan as soon as practicable after the adoption of the VMware 401(k) Plan. As soon as practicable after such date: (i) EMC shall cause the accounts (including any outstanding loan balances) of each eligible current VMware Employee in the EMC Savings Plan to be transferred to the VMware 401(k) Plan and its related trust in kind based on the investment election of the individuals in accordance with Sections 401(a)(12), 411(d)(6) and 414(l) of the Code; (ii) VMware (or any successor VMware Entity) and the VMware 401(k) Plan shall assume and be solely responsible for all Liabilities under the VMware 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) VMware shall cause such transferred accounts to be accepted by the VMware 401(k) Plan and its related trust and shall cause the VMware 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable law with respect to the transferred accounts. In determining whether a VMware Employee is vested in his or her account under the VMware 401(k) Plan, the

VMware 401(k) Plan shall credit each VMware Employee with all the individual’s service credited under the EMC Savings Plan; provided, however, that in no event shall VMware be required to provide any service or any other benefit-affecting credits to any individual to the extent that the provision of such credits would result in any duplication of benefits. Immediately prior to the date upon which the transfer described above occurs, EMC shall contribute to the EMC Savings Plan all matching contributions, if any, due to the VMware Employees pursuant to the terms and conditions of such Plan for periods prior to the transfer date. Notwithstanding anything contained herein to the contrary, the transfer described herein shall not take place prior to the 31st day following the filing of any required Forms 5310-A in connection therewith.

ARTICLE IV

HEALTH AND WELFARE PLANS AND FOREIGN BENEFIT PLANS

4.1	Retention of Health and Welfare Plan Liabilities. EMC shall retain its obligations and Liabilities under any EMC Plan which is a U.S. Health or Welfare Benefit Plan and VMware shall retain its obligations and Liabilities under any VMware Plan that is a U.S. Health or Welfare Benefit Plan.

4.2	Continued Participation in Foreign EMC Plans. After the IPO Date, EMC shall permit VMware Employees working outside of the United States to enroll and participate in, or to continue to be eligible and/or participate in, the EMC Plans pursuant to the arrangements in place immediately prior to the IPO Date, or on terms substantially similar to the terms of such arrangements, as the case may be, including the reimbursement arrangements between the parties, unless and until VMware provides EMC with at least ninety (90) days’ written notice of its intention to discontinue the participation of some or all such employees in the EMC Plans.

ARTICLE V

INCENTIVE AND EQUITY COMPENSATION MATTERS

5.1	EMC Equity Incentive Plans. All outstanding options to purchase shares of EMC and other EMC equity awards held by VMware Employees and the EMC Transferees that are not exchanged pursuant to the Exchange Offer shall continue to vest and remain outstanding until the earlier of (i) the date the option or other award is exercised or expires under the terms of the award agreement or (ii) the date the employee is deemed to have “terminated” as defined in the plan under which the award was granted or, if later, the end of any post-termination exercise period specified in the award agreement or by the plans’ administrative committees.

5.2	Approval of Plans. Prior to the IPO Date, VMware shall adopt (i) the VMware, Inc. 2007 Equity and Incentive Plan (the “2007 Plan”), and (ii) an employee stock purchase plan intended to comply with the requirements of Section 423 of the Code (the “VMware ESPP”), and EMC shall approve each such plan as VMware’s sole shareholder prior to the IPO Date.

5.3	EMC Employee Stock Purchase Plan. EMC shall take such action as is necessary or appropriate to cause VMware and each VMware Entity to cease to be participating entities in the EMC Employee Stock Purchase Plan (the “EMC ESPP”) effective as of the IPO Date and the cash balance in the accounts of all VMware Employees shall be administered in accordance with the terms of the EMC ESPP.

5.4	Registration Requirements. Within six (6) months after the IPO Date, VMware agrees that it shall cause to be registered pursuant to the Securities Act of 1933, as amended, any shares of VMware Common Stock authorized for issuance under the 2007 Plan, the VMware ESPP and the VMware 401(k) Plan. EMC shall use commercially reasonable efforts to assist VMware in completing any such registrations.

ARTICLE VI

EXCLUSIVE OWNERSHIP OF DEVELOPMENTS AND BENEFITS OF

EMPLOYMENT OF EMC TRANSFEREES

6.1	EMC and VMware intend and agree that all product created by the EMC Transferees, regardless of whether any of the foregoing is eligible for protection under patent, copyright, trademark or trade secret law (hereinafter, “Work Product”) created, invented, developed or conceived in the course of such employees’ performance of duties solely for the benefit of VMware shall be considered “works made for hire” by such employees for VMware, and all rights and intellectual property rights therein shall be owned by VMware. To the extent that any such Work Product is deemed not to be “works made for hire” or not otherwise initially owned by VMware and to the extent that any such Work Product is deemed to be owned exclusively by EMC, EMC and its Affiliated Companies hereby assign all rights and intellectual property rights exclusively arising therein to VMware subject to EMC’s intellectual property rights. To the extent any court of competent jurisdiction holds such assignment to be invalid with respect to any specific Work Product, the above assignment shall be deemed modified to a worldwide, perpetual, transferable, sublicensable license with respect thereto, and the above assignment to VMware of all other Work Product of such employees shall not be affected thereby. To the extent there is a conflict between this Section 6 and the Intellectual Property Agreement with respect to the matters set forth in this Section 6, this Section 6 shall prevail.

6.2	EMC and its Affiliated Companies agree to perform, at VMware’s request and expense, any acts that may be necessary or desirable to vest, protect and perfect ownership of the rights set forth in Section 6.1 above by VMware including, but not limited to, any assistance requested by VMware in searching for and cataloging the Work Product.

ARTICLE VII

GENERAL AND ADMINISTRATIVE

7.1	Payment of Liabilities. VMware shall continue to pay or reimburse EMC promptly for the services rendered by the EMC Transferees after the IPO Date in accordance with the arrangements in place between EMC and VMware immediately prior to the IPO Date unless and until such EMC Transferees commence employment with VMware or a VMware Entity pursuant to the provisions of Section 2.4 hereof.

7.2	Sharing of Participant Information. EMC and VMware shall share, EMC shall cause each applicable EMC Entity to share, and VMware shall cause each applicable VMware Entity to share, with each other and their respective agents and vendors (and without obtaining releases unless otherwise required by applicable law) all participant information necessary for the efficient and accurate administration of each of the EMC Plans and the VMware Plans. EMC and VMware and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the consummation of the IPO, all participant information shall be provided in the manner and medium applicable to Participating Companies in the EMC Plans generally, and thereafter until the time at which the parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of EMC as in effect as of the consummation of the IPO, unless otherwise agreed to by EMC and VMware.

7.3	Confidentiality and Proprietary Information. No provision of the Master Transaction Agreement or this Agreement shall be deemed to release any individual for any violation of any agreement or policy pertaining to confidential or proprietary information of EMC or any of its Affiliated Companies or of VMware or any of its Affiliated Companies, respectively, or otherwise relieve any individual of his or her obligations under any such agreements or policies.

7.4	Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Master Transaction Agreement shall be construed to (i) create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of EMC, an EMC Entity, VMware, or a VMware Entity under any EMC Plan or VMware Plan or otherwise or (ii) to be for the benefit of or otherwise enforceable by employee, creditor or any other third party. Without limiting the generality of the foregoing: (i) except as expressly provided in this Agreement, neither the occurrence of the consummation of the IPO nor any termination of the Participating Company status of VMware or a VMware Entity shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the VMware Plans; (ii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude VMware or any VMware Entity, at any time after the consummation of the IPO, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any VMware Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any VMware Plan; and (iii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude EMC or any EMC Entity, at any time prior to or after the consummation of the IPO, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any EMC Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any EMC Plan.

7.5	Fiduciary Matters. EMC and VMware each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release the other party for any Liabilities imposed on such party pursuant to the provisions of this Agreement by the failure to satisfy any such responsibility.

7.6	Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, EMC and VMware shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, EMC and VMware shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

7.7	Cooperation. The parties agree to, and to cause their Affiliated Companies to, cooperate and use reasonable efforts to promptly (a) comply with all requirements of this Agreement, ERISA, the Code and other laws which may be applicable to the matters addressed herein, and (b) subject to applicable law, provide each other with such information reasonably requested by the other party to assist the other party in administering its plans and programs and complying with applicable law and regulations and the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1	Consent. Any consent of either party pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the General Counsel of such party (or such other person that the General Counsel has specifically authorized in writing to give such consent).

8.2	Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE EMC GROUP OR VMWARE GROUP BE LIABLE TO ANY OTHER MEMBER OF THE EMC GROUP OR VMWARE GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN ANY ANCILLARY AGREEMENT.

8.3	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

8.4	Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof). The Parties agree that the courts of The Commonwealth of Massachusetts shall have exclusive jurisdiction over all actions between the Parties.

8.5	Termination; Amendment. Subject to any undertaking given by either or both parties hereto, this Agreement may be terminated or amended at any time by mutual consent of EMC and VMware, evidenced by an instrument in writing signed on behalf of each of the parties. In the event of termination pursuant to this Section 8.5, no party shall have any liability of any kind to the other party.

8.6	Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

if to EMC:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention:    Office of the General Counsel

Facsimile:  (508) 497-6915

if to VMware:

VMware Inc.

3145 Porter Drive

Palo Alto, CA 94304

Attention: Office of the General Counsel

Fax: [    ]

with a copy to:

[    ]

Attention:

Fax:

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

8.7	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

8.8	Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the EMC Group and each member of the VMware Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party’s reincorporation in another jurisdiction or into another business form.

8.9	Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

8.10	Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.11	Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

8.12	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

EMC CORPORATION

Name:
Title:

VMWARE, INC.

Name:
Title: